Exhibit 5.16

CONSENT OF EXPERT

I, Ross D. Hammett, hereby consent to the quotation or summary of the portions prepared by me of the report entitled “KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update, NI 43-101 Technical Report” with an effective date of April 30, 2020 (the “Report”) in the Registration Statement on Form F-10 of Seabridge Gold Inc. (the “Registration Statement”), and to the use or incorporation by reference of the Report and my name in the Registration Statement.

/s/Ross D.Hammett
By: Ross D. Hammett, Ph.D., P. Eng.

Dated: December 3, 2020